Exhibit 4.3

AGREEMENT AND PLAN OF MERGER

of

SOUTH LOUISIANA PROPERTY HOLDINGS ACQUISITION COMPANY, INC.

with and into

SOUTH LOUISIANA PROPERTY HOLDINGS, INC.

This Agreement and Plan of Merger (this “Agreement”) is entered into as of June 30, 2006, pursuant to Section 112 of the Louisiana Business Corporation Law (the “LBCL”), by and among Ascent Energy Inc., a Delaware corporation (“Ascent”), South Louisiana Property Holdings, Inc., a Louisiana corporation formerly known as Forman Petroleum Corporation (“SLPH” or the “Surviving Entity”), and South Louisiana Property Holdings Acquisition Company, Inc., a Louisiana corporation and a wholly owned subsidiary of Ascent (“Merger Sub”) (SLPH and Merger Sub being sometimes collectively referred to as the “Constituent Entities”).

WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the LBCL, will merge with and into SLPH (the “Merger”);

WHEREAS, the respective Boards of Directors of Ascent, SLPH and Merger Sub have authorized, approved, adopted and declared advisable, this Agreement and the Merger and the other transactions contemplated hereby;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a transaction described in Section 368 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a plan of reorganization; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

1. Parties. The name and state of incorporation of each business entity that is a party to the Merger are as follows:

Name of Constituent Entity	Jurisdiction of Organization
South Louisiana Property Holdings, Inc.	Louisiana
South Louisiana Property Holdings Acquisition Company, Inc.	Louisiana

SLPH will be the Surviving Entity in the Merger. No new entity is being created by the terms of this Agreement.

2. Terms and Conditions. The terms and conditions of the Merger, and the mode of carrying the Merger into effect, are as follows:

(a) Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of this Agreement and the

LBCL, at the Effective Time (as defined below) Merger Sub shall be merged with and into SLPH, whereupon the separate existence of Merger Sub shall cease and SLPH shall continue as the surviving corporation. The Merger shall have the effect with respect to each of the Constituent Entities as provided in Section 115 of the LBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of SLPH and Merger Sub shall vest in the Surviving Entity, and all debts due of SLPH and Merger Sub shall vest in the Surviving Entity.

(b) Effective Time. The parties shall cause the Merger filing with the Secretary of State of the State of Louisiana of a certificate of merger duly executed in the manner required by the LBCL (the “Certificate of Merger”), and the Constituent Entities shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with the LBCL shall be the time specified in the Certificate of Merger, which is referred to as the “Effective Time.”

3. Conversion of Interests. The manner and basis of converting or cancelling the interests of each of the parties hereto shall be as follows:

(a) Conversion of SLPH Shares.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each issued and outstanding share of common stock, $0.01 par value per share, of SLPH (the “SLPH Shares”) shall be converted into such number of shares of common stock, $0.001 par value per share (the “Common Stock”), of Ascent as shall be approved by the Board of Directors of Ascent or an authorized committee thereof (such number, the “Ratio”), with each SLPH Share being converted into the same number of shares of Common Stock such that the indirect ownership of Common Stock of each holder of SLPH Shares, solely by virtue of such holder’s ownership of SLPH Shares, immediately prior to the Effective Time shall be the same as such holder’s direct ownership of Common Stock immediately following such Effective Time, solely by virtue of the Merger. All such shares of Common Stock (the “Shares”) will be duly issued, fully paid and nonassessable. From and after the Effective Time, all SLPH Shares converted pursuant to this Section 3(a)(i) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of SLPH Shares immediately prior to the Effective Time shall cease to have any rights in respect thereof, except the right to receive that portion of the Shares into which such SLPH Shares were converted pursuant to the Merger and this Section 3(a)(i) and certain dividends and distributions provided in Section 3(e).

(ii) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each SLPH Share held in the treasury of SLPH or owned directly or indirectly by Ascent or any subsidiary of SLPH shall be cancelled and retired without any conversion thereof and no other securities of Ascent or the Surviving Entity shall be issuable, and no payment shall be made, with respect thereto.

(b) Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, no par value per share, of Merger Sub issued and outstanding, and all rights with respect thereto, shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(c) No Effect on Outstanding Common Stock. Except for the shares of Common Stock owned by SLPH (or any of its subsidiaries) at the Effective Time, which shares of Common Stock shall be converted into treasury stock of Ascent at the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, the shares of common stock, $0.001 par value per share, of Ascent issued and outstanding at the Effective Time shall be unaffected by the Merger and shall remain issued and outstanding.

(d) Conversion of Warrants. Ascent shall assume and cause to be performed all obligations of SLPH under the Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants (each as defined in the Warrant Agreement (as defined below)) (collectively, the “SLPH Warrants”) outstanding at the Effective Time and issued pursuant to that certain Warrant Agreement dated as of January 14, 2000 among SLPH and the other parties thereto (the “Warrant Agreement”). Each SLPH Warrant assumed by Ascent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Warrant Agreement immediately prior to the Effective Time, except that:

(i) each outstanding SLPH Warrant outstanding at the Effective Time will be exercisable for that number of whole shares of Common Stock equal to the product of the number of SLPH Shares that were issuable upon exercise of such SLPH Warrant immediately prior to the Effective Time multiplied by the Ratio, rounded down to the nearest whole share; and

(ii) the per share exercise price for the Common Stock issuable upon exercise of such SLPH Warrant shall be equal to the exercise price per SLPH Share of such SLPH Warrant immediately prior to the Effective Time divided by the Ratio, rounded up to the nearest whole cent.

(e) Exchange of SLPH Shares for Common Stock Certificates.

(i) As promptly as practicable after the Effective Time, Ascent will send or cause to be sent to each record holder of SLPH Shares immediately prior to the Effective Time a letter of transmittal and other appropriate materials, including a certification of non-foreign status pursuant to Section 1445 of the Code, for use in surrendering certificates representing SLPH Shares (the “Certificates”) as contemplated by this Section 3(e).

(ii) As soon as practicable after the Effective Time, each holder of a Certificate shall be entitled, upon surrender of the Certificate to Ascent or its transfer agent in the manner specified in the letter of transmittal and the properly completed and duly executed letter of transmittal and any other instruments required thereby, to receive in exchange therefor a certificate or certificates (or to have made in Ascent’s share transfer record a book-entry notation) representing the number of Shares (which number shall be rounded up to the nearest whole number in lieu of issuing any fractional Shares (after taking into account all converted SLPH Shares held of record by such holder at the Effective Time)) that such holder has a right to receive in accordance with Section 3(a)(i) and certain dividends and other distributions to the extent provided in this Section 3(e)(ii). Unless and until any such Certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Common Stock as of any time subsequent to the Effective Time shall be paid to the holders of such Certificates. Upon the surrender and exchange of such Certificates, however, there shall be paid to the record holders of such Certificates the amount of dividends and other distributions, if any, which as of a record date on or after the Effective Time and prior to such surrender shall have become payable with respect to such whole shares of Common Stock. No party hereto (or Ascent’s transfer agent) shall be liable to any former holder of converted Shares for any cash, Common Stock or dividends or other distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

(iii) If any certificate for Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, with signatures guaranteed, and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Ascent or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate for Shares in such other name, or established to the satisfaction of Ascent or its transfer agent that such tax has been paid or is not payable.

(iv) If any Certificate shall have been lost, stolen or destroyed, (A) upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (B) unless otherwise agreed by Ascent, the posting by such person of a bond, in such amount as Ascent may direct and in a form satisfactory to Ascent, as indemnity from such person to Ascent against any claim that may be made against Ascent with respect to such Certificate, Ascent will issue, in exchange for such lost, stolen or destroyed Certificate, the Shares and any dividends or other distributions to which the holder thereof is entitled to receive pursuant to this Section 3(e) in the manner provided in this Section 3(e).

(v) Ascent (or any paying agent authorized by Ascent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of SLPH Shares such amounts as may be required to be deducted and withheld with respect to the making of such payment under the

Code, or any provision of state, local or foreign tax law or any other applicable legal requirement. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the converted SLPH Shares in respect of which such deduction and withholding was made.

(f) No Further Ownership Rights in SLPH Shares. All Shares issued in exchange for SLPH Shares pursuant to the Merger in accordance with the terms of this Section 3 shall be deemed to have been issued in full satisfaction of all rights pertaining to the SLPH Shares. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of SLPH of the SLPH Shares.

(g) Adjustments for Stock Splits, Stock Dividends, Etc. If after the determination of the Ratio but prior to the Effective Time, the outstanding shares of Common Stock or the SLPH Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Ratio shall be correspondingly adjusted.

4. Transfer Restrictions. Prior to any proposed transfer (whether by sale, assignment, pledge or otherwise) of SLPH Shares prior to the Effective Time, the proposed transferor (the “Transferor”) will give written notice to SLPH of its intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail and shall be accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to SLPH, addressed to SLPH, to the effect that the proposed transfer of the securities in question may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”), and that such proposed transfer does not call into question the exemption from registration under which Shares will be issued in the Merger. Any such legal opinion must be reasonably satisfactory to SLPH and must state that it may also be relied upon by Ascent and any transfer agent, stock exchange or counsel to Ascent or SLPH. As a condition to the transfer, SLPH may also require a certificate of the Transferor that certifies as to matters that assist SLPH in establishing compliance with securities laws at the time of the proposed transfer and at the Effective Time. Upon compliance with the terms hereof to the satisfaction of SLPH, the Transferor shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the Transferor to SLPH. Each certificate or book-entry notation evidencing the SLPH Shares so transferred shall bear or be subject to an appropriate restrictive legend reasonably deemed appropriate by SLPH, including any appropriate legend relating to the restrictions and obligations hereunder. The Transferor shall, prior to any transfer (unless such transfer is made pursuant to an effective registration statement under the Securities Act), cause any transferee of the SLPH Shares to enter into an agreement with SLPH that the transferee will take and hold such securities subject to provisions and upon the conditions specified herein. Without limiting the generality of any other provision hereof, the provisions of this Section 4 shall be binding on successive transferees. Any sale or transfer, or purported sale or transfer, of Shares shall be null and void, and SLPH shall have no obligation to effect any transfer, unless the terms, conditions and provisions of this Section 4 are strictly observed and followed or are waived by SLPH. SLPH may issue stop transfer instructions to any transfer agent or registrar for the SLPH Shares in order to implement any restriction on transfer contemplated hereby.

5. Legend. In addition to any other legend, the certificates or book-entry notations evidencing Shares shall bear or be subject to the following legend:

THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.

Ascent may issue stop transfer instructions to any transfer agent or registrar for the Shares in order to implement any restriction on transfer contemplated hereby.

6. Organizational Documents. The Certificate of Incorporation and the Bylaws of SLPH as in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and the Bylaws of the Surviving Entity until thereafter amended in accordance with their terms and applicable law.

7. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Entity from and after the Effective Time unless and until removed or until their respective terms of service shall have expired in accordance with the LBCL or the Surviving Entity’s Certificate of Incorporation or Bylaws, as applicable.

8. Termination. This Agreement may be terminated at any time prior to the Effective Time by the board of directors of SLPH notwithstanding its prior approval by the stockholders of any or all of the parties hereto.

9. Amendment. Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the board of directors of SLPH.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

11. Further Assurances. If at any time SLPH shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Entity the title to any property or right of Merger Sub, or otherwise to carry out the provisions hereof, the proper representatives of Merger Sub as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Entity, and otherwise to carry out the provisions hereof.

12. Implementation and Interpretation. This Agreement shall be implemented and interpreted, prior to the Effective Time, by the board of directors of SLPH, and following the Effective Time, by the board of directors of Ascent, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party or parties, including without limitation, any officers of SLPH or the Surviving Entity, as the case may be, and (b) the interpretations and decisions of which shall be final, binding and conclusive on all parties.

13. Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than as expressly provided herein.

14. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

15. Severability. Each provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the legality or invalidity of the remainder of this Agreement.

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[signature page follows]

EXECUTED as of the date first set forth above.

ASCENT ENERGY, INC.
a Delaware corporation

By:	/s/ Terry W. Carter
Name:	Terry W. Carter
Title:	President

SOUTH LOUISIANA PROPERTY HOLDINGS, INC., a Louisiana corporation

By:	/s/ Terry W. Carter
Name:	Terry W. Carter
Title:	President

SOUTH LOUISIANA PROPERTY HOLDINGS ACQUISITION COMPANY, INC., a Louisiana corporation

By:	/s/ Terry W. Carter
Name:	Terry W. Carter
Title:	President

CERTIFICATE OF SECRETARY

On this 30th day of June, 2006, I, Eddie M. LeBlanc III, the duly authorized and appointed Secretary of each of South Louisiana Property Holdings, Inc. and South Louisiana Property Holdings Acquisition Company, Inc., hereby certify, pursuant to Section 112 of the LBCL, that this Agreement was approved by the requisite stockholders of South Louisiana Property Holdings, Inc. and by the sole stockholder of South Louisiana Property Holdings Acquisition Company, Inc. by written consent on June [ ], 2006.

/s/ Eddie M. LeBlanc III
Name:	Eddie M. LeBlanc III
Title:	Secretary

ACKNOWLEDGMENT

STATE OF TEXAS

COUNTY OF COLLIN

BEFORE ME, the undersigned authority, personally came and appeared Terry W. Carter, who, being duly sworn, declared and acknowledged before me and the undersigned competent witnesses, pursuant to Section 112 of the Louisiana Business Corporation Law, that he is the President of South Louisiana Property Holdings, Inc., a Louisiana corporation, and the President of South Louisiana Property Holdings Acquisition Company, Inc., a Louisiana corporation, and who acknowledges that he was authorized to and executed the foregoing Agreement and Plan of Merger in such capacities for the purposes therein expressed, and as his, and said entities’, free act and deed.

IN WITNESS WHEREOF, the said appearer, witnesses and I have hereunto affixed our hands on this 30th day of June, 2006.

WITNESSES:

/s/ Toby Pollard	/s/ Terry W. Carter
Terry W. Carter, Appearer

/s/ Laura L. Bouden
NOTARY PUBLIC